EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report of Independent Registered Public Accounting Firm dated September 28, 2005 (except for Notes 11 and 12, as to which the dates are December 15, 2005 and June 7, 2007, respectively), covering the consolidated financial statements of BSD Software, Inc. as of July 31, 2005 and for the year then ended included in Amendment No. 2 to the Form 8-K of NeoMedia Technologies, Inc. as filed with the Securities and Exchange Commission (“Commission”) on June 8, 2007, into this amendment No. 4 to the registration statement on Form S-3 of NeoMedia Technologies, Inc. to be filed with the Commission on or about August 14, 2007.

We also consent to the reference to our firm under the caption “Experts” in matters of accounting and auditing in this registration statement and prospectus.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
August 13, 2007